Exhibit 99.2

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2014-29

Reynolds American announces upcoming CFO transition plan;

Gilchrist to be promoted, Adams to retire.

RAI board declares dividend; Oberlander elected to board

WINSTON-SALEM, N.C. – Dec. 4, 2014 – Andrew D. Gilchrist, executive vice president of Reynolds American Inc. (NYSE: RAI), will be promoted to executive vice president and chief financial officer effective March 1, 2015. Gilchrist’s upcoming promotion was approved by the RAI board of directors at its meeting today.

Thomas R. Adams, the company’s current executive vice president and chief financial officer, will begin transitioning the CFO role to Gilchrist in January, ensuring a smooth transition for Gilchrist as he steps into the role in March. Thereafter, Adams plans to retire from RAI.

Adams, 64, has served as RAI’s CFO since 2008, and also serves as chief information officer of RAI Services Company. Gilchrist will assume that responsibility as well in March.

Gilchrist, 42, served as president and chief commercial officer of R.J. Reynolds Tobacco Company from January 2011 until October 2014. Prior to that, Gilchrist served as executive vice president and CFO of R.J. Reynolds and chief information officer of RAI Services Company. He joined Brown & Williamson Tobacco Corp. in 1997, and held a number of management positions at both Brown & Williamson and British American Tobacco before joining Reynolds American and its operating companies as part of the business combination in 2004.

Adams joined R.J. Reynolds Tobacco Holdings, Inc. in 1999 as senior vice president and controller. He held a number of executive positions at RAI and its subsidiaries before becoming CFO in 2008. Before joining Reynolds, Adams was a partner at the accounting firm of Deloitte & Touche LLP.

“Andrew is well-prepared to assume the role of CFO for our company,” said Susan M. Cameron, RAI’s president and chief executive officer. “He has both a strong financial and commercial background, and will be uniquely able to transition smoothly into Tom’s current role.

“On behalf of RAI and its shareholders, I want to thank Tom for his outstanding leadership and guidance, particularly during his seven years of service as our CFO,” Cameron said. “Over the past 10 years, RAI’s total return to shareholders was about 520 percent – far outpacing the S&P 500’s performance during that period. We all wish him nothing but the best in his retirement.”

The RAI board also elected Ricardo Oberlander to board membership at its meeting today. Oberlander is a management board director of British American Tobacco, regional director of the Americas Region, and chairman of the board of British American Tobacco’s subsidiary in Brazil, Souza Cruz. Oberlander succeeds Neil R. Withington, who retired from the RAI board effective with the closure of today’s meeting.

Also at today’s meeting, the board declared a quarterly cash dividend on the company’s common stock of $0.67 per share ($2.68 per share annualized). The dividend will be payable on Jan. 2, 2015, to shareholders of record on Dec. 15, 2014.

This is the 42nd consecutive quarterly cash dividend that Reynolds American has declared since it became a public company on July 30, 2004. RAI’s policy is to return about 80 percent of the company’s current-year net income to shareholders in the form of dividends.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE Digital Vapor Cigarette, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit TransformingTobacco.

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